EXHIBIT 21 SUBSIDIARIES

CANANDAIGUA NATIONAL CORPORATION

Name of wholly-owned Subsidiary	State of Incorporation

The Canandaigua National Bank and Trust Company	New York

Genesee Valley Trust Company	New York

Canandaigua National Trust Company of Florida	Florida

Greater Funding of New York d/b/a Greater Funding, The Mortgage Company	New York

Canandaigua National Statutory Trust II	Delaware

Canandaigua National Statutory Trust III	Delaware

Name of majority-owned Subsidiary	State of Incorporation

WBI OBS Financial, LLC (majority-owned)	Ohio